UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Soliciting Material under §240.14a-12

CNX RESOURCES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2023

To: Shareholders of CNX Resources Corporation

Three years ago, CNX laid out a differentiated strategy that emphasized long-term value per share creation over short termism and instant gratification. 2022 was another productive year of executing that strategy as we continued to efficiently develop our core assets, position the company for future growth opportunities, positively impact our local region and not incidentally, generate significant free cash flow (“FCF”) per share.

CNX enjoys three competitive moats that uniquely position us to execute our sustainable business model and generate substantial free cash flow per share year after year.

•	First, CNX’s stacked pay acreage position across the Marcellus and Utica shales presents an unparalleled opportunity to lead the development of what the company believes is one of the world’s top two most prolific natural gas basins.
•	Second, CNX’s integrated upstream and midstream businesses create the lowest all-in operating cost structure in the Appalachian basin, which allows the company to make long-term investments that consistently generate high rates of returns.
•	Lastly, CNX’s New Technologies business segment, rooted in the company’s extensive legacy asset base and tradition of innovation, has created unique opportunities in the areas of methane capture and abatement, transportation fuel, market development, and technology deployment. These growth opportunities position CNX well as the world focuses on lower emissions and lower risk energy solutions.

The competitive moats above are drivers of consistent free cash flow generation. When coupled with our capital allocation philosophy of clinically selecting projects with the best risk-adjusted rates of return, we are able to deliver substantial intrinsic value creation per share for our owners year after year.

In 2022, the company generated $1.2 billion of net cash provided by operating activities, which resulted in an annual record FCF of $707 million.(1) As of January 17, 2023, our total shares outstanding were 170.1 million shares. If you divide the $707 million by the 170.1 million shares, the resultant free cash flow per share is remarkable. We would do the math for you to highlight the free cash flow per share, but SEC rules(2) forbid us from showing this algebra. The company used approximately 80% of 2022 FCF to repurchase shares and the remaining 20% was dedicated to servicing and paying down debt.

Through the fourth quarter of 2022, the company has delivered 12 consecutive quarters of positive FCF, or approximately $1.6 billion of cumulative FCF since Q1 2020 that has enabled the company to retire shares and reduce debt, generating meaningful shareholder value. We believe that the consistent execution of our operational and capital allocation strategies offers an exceptional opportunity for long-term FCF per share growth.

Capital Allocation

For 2020-2022, the company generated $3.0 billion of net cash provided by operating activities, which resulted in $1.6 billion of free cash flow (FCF),(1) well ahead of our initial expectations set out in 2020. Across that same time period, the company used FCF to return $895 million in capital to shareholders and another $674 million to further strengthen the balance sheet.

In 2022, the company repurchased 33.4 million shares for $565 million at an average price of $16.92 per share. The company has retired nearly 25 percent of its outstanding shares since they peaked following the completion of the CNX Midstream Partners merger in 2020, a level matched by fewer than a handful of companies in the S&P 500 and by only 22 companies in the S&P 1500. Furthermore, since 2017 and through January 17, 2023, CNX has repurchased approximately 102 million shares for $1,479 million at an average price of $14.38 per share. Most importantly, we believe that these shares were repurchased at deeply discounted prices relative to intrinsic value, thereby creating meaningful long-term per share value for our owners.

The chart below further highlights how CNX is differentiated from our industry peers. Although many people would place us within the peer group of the top 30 publicly traded U.S. natural gas companies based on production volumes as shown below, we actually see it differently. We look beyond energy companies to those companies that embrace similar capital allocation philosophies and have successfully returned significant amounts of capital to their shareholders over extended time periods. These companies generally fall outside of energy. As the chart below shows, we have returned significant cash to our shareholders as a percentage of our market capitalization. We expect to continue to differentiate ourselves by executing this capital allocation playbook well into the future.

Source: S&P Capital IQ.
Note: LTM data as of 3/10/2023.

The remaining $142 million of FCF generated in 2022 was used to reduce net debt and extend the maturities of our senior notes.

CNX completed a $500 million private offering of 7.375% senior notes due January 2031. In conjunction with the senior notes offering, CNX repurchased $350 million of its outstanding 7.25% senior notes due March 2027. This opportunistic transaction removed future interest rate risk and resulted in a stronger balance sheet with the company’s weighted average debt maturity on the unsecured notes extending to 6.8 years.

Following the transaction, CNX has approximately $500 million in prepayable debt that the company can opportunistically pay down over the next several years. As a result of this transaction, the company is now uniquely positioned to take advantage of any deepening valuation disconnects that might occur in the debt or equity markets.

Our decisions, resources, and processes remain concentrated on optimizing the long-term intrinsic per share value of the company. Despite the successful execution of the long-term plan over the past three years, we continue to believe that our stock is trading at a significant discount to our intrinsic value, and we will continue to take active advantage of this market disconnect to further reduce shares outstanding.

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Appalachian First Vision

In 2022, CNX unveiled its Appalachia First strategic vision, which is pro-growth, pro-market, and most importantly, pro-people of this great region. The shale revolution was born from disruptive and innovative technology developed by American entrepreneurship. As part of our vision, CNX and Appalachia are poised to deploy the next wave of technology to further improve the regional economy.

We are focused on leveraging our local natural gas resources to generate broad socio-economic benefits for the residents of the Appalachian region. By doing so, we can liberate downstream economic opportunities, create family sustaining jobs, and empower new vertical markets for the region. The priorities of CNX have historically been and will always be, Appalachia first.

The performance metrics we have developed are ultimately designed to help us achieve our mission:

To empower our team to embrace and drive innovative change that creates long-term per share value for our investors, enhances our communities, and delivers energy solutions for today and tomorrow.

Guiding Principles (Year-After-Year)

The company’s Board of Directors and Management team continue to focus on guiding CNX according to the following three essential principles:

1. Optimizing long-term per share returns for our shareholders

Investing capital exclusively in high-return projects which in turn maximizes both capital allocation flexibility and long-term per share value for our shareholders.

We strongly believe that a steadfast, relentless commitment to best-in-class safety, environmental compliance, and diversity also increases efficiencies and margins, both important drivers of long-term intrinsic value per share.

2. Efficiently and prudently allocating capital

We focus on systematically earmarking capital dollars to the investment opportunities with the highest risk-adjusted returns. Period.

We typically insist on minimum internal rates of return of 20% for all capital investments and our internal projections are based on commodity price assumptions that are at or below the NYMEX strip.

Key components of our long-term capital allocation strategy include the following:

•	Methodical execution on high IRR exploration & development projects;
•	Balance sheet strength to drive capital flexibility (centered on a conservative targeted leverage ratio);
•	Opportunistic share count reduction where we see a significant margin of safety and discount to intrinsic value;
•	Strategic control of our midstream assets, which provides operational cost advantages and is expected to increase cumulative FCF in 2023 and beyond; and
•	Risk mitigation with a robust hedge book and tiered service contracts.

3. Seizing opportunities as the leading Appalachian energy company

Over the next few years, we plan to continue prioritizing the following core initiatives to optimize predictable FCF generation:

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•	Lower Costs. A streamlined corporate office and emphasis on the power of autonomy for business units. We plan to continually reduce costs at headquarters and in our business units, where we seek to maintain a low-cost position relative to our peer group.
•	Programmatic Hedging. We will continue to follow a robust and programmatic hedging strategy. To optimize predictability, we plan to lock in returns by employing a “total” hedge strategy that hedges both NYMEX and basis and differentiates CNX from its peers.
•	Incentives. Compensation programs that align management’s interests with those of our shareholders through annual FCF per share targets. Our long-term incentive compensation programs focus on share price outperformance, tangible ESG metrics, and directly aligning management’s interests with those of our shareholders. The goal of both is to place management in the same shoes as our owners.
•	Growing New Technologies. We seek to leverage our unique asset base and core competencies in the development and commercialization of carbon emission reduction opportunities to drive intrinsic per share value growth. As you will note in this Proxy Statement, we have included a shareholder proposal requesting that the Board annually conduct an evaluation and issue a report on CNX’s lobbying and policy influence activities and how they align with the goal of the Paris Agreement. You will see in our Statement in Opposition to the proposal that CNX is focused on tangible actions developing and deploying a new wave of innovative technologies that are positively impacting the environment and creating shareholder value.

Conclusion

This deep long termism is embedded both in our sustainable business model and in our strategic decision making. At this juncture, all of the necessary ingredients for our long-term growth in intrinsic value are firmly within our control. From our unique core asset base, to our growing New Technology opportunities, to our balance sheet strength and unique approach to programmatic hedging; we have built a deeply sustainable business model with resiliency throughout any commodity price environment.

Our focus in 2023 and beyond will remain on safely and compliantly developing our extensive asset base and on disciplined capital allocation to grow our long-term free cash flow per share. If a disconnect continues to remain between our intrinsic value and our share price, we will act decisively and opportunistically. In other words, we will continue to operate with the mindset of the long-term owner.

“The stock market is designed to transfer money from the active to the patient.” Warren Buffet.

Thank you for your investment in CNX and for your trust and partnership.

Will Thorndike Chairman of the Board of Directors CNX Resources Corporation	Nick DeIuliis President and Chief Executive Officer CNX Resources Corporation

(1)	A reconciliation of FCF to the nearest GAAP measure is set forth in Appendix A to the Company’s Proxy Statement, filed on March 23, 2023. CNX is unable to provide a reconciliation of projected FCF per share in this letter. This is due to our inability to calculate the comparable GAAP projected metrics, given the unknown effect, timing, and potential significance of certain income statement items.

(2)	See Answer to Question 102.05, Compliance & Disclosure Interpretations Re: Non-GAAP Financial Measures, SEC, May 17, 2016, available at https://www.sec.gov/corpfin/non-gaap-financial-measures (page listed as last modified on Dec. 13, 2022) (last visited February 16, 2023).

This letter contains forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and

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strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this letter speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions “Forward- Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and natural gas liquids; local, regional and national economic conditions and the impact they may have on our customers; events beyond our control, including a global or domestic health crisis; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from the proposed transaction; and changes in safety, health, environmental and other regulations.

CNX’s management uses certain non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the Company. Although these are not measures of performance calculated in accordance with generally accepted accounting principles (GAAP), management believes that these financial measures are useful to an investor in evaluating CNX because (i) analysts utilize these metrics when evaluating Company performance and have requested this information as of a recent practicable date, (ii) these metrics are widely used to evaluate a company’s operating performance, and (iii) we want to provide updated information to investors. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with GAAP. In addition, because all companies do not calculate these measures identically, these measures may not be comparable to similarly titled measures of other companies.

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